Exhibit 12.1

RATIO OF EARNINGS/ DEFICIENCY TO FIXED CHARGES

The following table sets forth, for each of the periods presented, our ratio of earnings to fixed charges and our coverage deficiency. You should read this table in conjunction with the financial statements and notes incorporated by reference in this prospectus.

(in thousands)	Nine Months Ended September 30, 3013	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Net loss	(16,530)	(6,275)	(2,755)	(1,801)	(1,778)	(1,820)
Ratio of earnings to fixed charges (1)	N/A	N/A	N/A	N/A	N/A	N/A
Coverage deficiency	(16,530)	(6,275)	(2,755)	(1,801)	(1,778)	(1,820)

(1) We did not record earnings for the nine months ended September 30, 2013, and for the years ended December 31, 2012, 2011, 2010, 2009 and 2008. Accordingly, our earnings were insufficient to cover fixed charges for such periods and we are unable to disclose a ratio of earnings to fixed charges for such periods.